Exhibit 99.1

Q3 2012 Selected Operating and Financial Results

Unitymedia KabelBW translates continued operating momentum into strong financial results

Cologne, Germany - November 5, 2012. Unitymedia KabelBW GmbH (“Unitymedia KabelBW”), the largest cable operator in the German federal states of North-Rhine Westfalia, Hesse and Baden-Wuerttemberg, today provides selected, preliminary unaudited historical and pro forma financial and operating information for the three and nine months ended September 30, 2012. Unitymedia KabelBW is a wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this investor release is available on the websites of Unitymedia KabelBW (www.umkbw.de) and Liberty Global (www.lgi.com). In addition, Unitymedia KabelBW's September 30, 2012 unaudited condensed consolidated financial statements are expected to be posted to both websites prior to the end of November 2012.

The financial and operating information for the 2011 periods included herein is presented on a pro forma basis that gives effect to, among other items, the May 2012 combination of the Unitymedia and Kabel BW credit pools as if it had occurred on January 1, 2011. Financial and operating information included in this release for all other periods is presented on a historical basis unless otherwise noted. For additional information, see footnote 1 on page 8.

Operating and financial highlights for the three months ended September 30, 2012 (“Q3”), as compared to the results for the same period last year (unless noted), include:

Operating Performance and Highlights:*

•	Added 157,200 total RGUs, our 9th consecutive quarter of over 150,000 RGU additions

◦	Continued strong consumer demand for broadband bundles led to internet and telephony RGU growth of 94,500 and 88,600, respectively, during Q3 2012

◦	Delivered subscriber additions for the nine months ended September 30, 2012 in excess of 565,000 RGUs

•	Implemented basic video price increase in single dwelling unit (“SDU”) base in Kabel BW footprint and Unitymedia´s digital legacy base in September

•	Relaunched “Kabel BW” brand on October 1, such that Unitymedia and Kabel BW share one common brand logo

Financial Results:*

•	Revenue increased 10% to €454 million in Q3

•	Monthly ARPU per customer improved 9% to €19.02 during Q3

•	Adjusted EBITDA grew by 11% to €272 million in Q3, achieving a 60% margin

•	Net loss improved to €51 million in Q3 2012 versus €65 million in Q3 2011

•	Q3 capital expenditures (“CapEx”) were €115 million or 25% of revenue

__________________

*	For definitions and reconciliations of certain financial and subscriber metrics, please see pages 7-9.

Unitymedia KabelBW Operating Statistics Summary

	As of and for the three months ended September 30,
	2012 Historical	2011 Pro forma	Change

Footprint
Homes Passed(2)	12,566,500	12,468,500	*
Two-way Homes Passed(3)	12,109,900	11,974,900	1%

Subscribers (RGUs)(4)(13)
Analog Cable(5)	4,564,900	4,859,000	(6%)
Digital Cable(6)	2,148,800	1,924,700	12%
Total Video	6,713,700	6,783,700	(1%)
Internet(7)	2,111,400	1,698,200	24%
Telephony(8)	2,133,800	1,730,800	23%
Total RGUs	10,958,900	10,212,700	7%

Q3 organic RGU net additions (losses)
Analog Cable	(50,200)	(70,100)	28%
Digital Cable	24,300	63,700	(62%)
Total Video	(25,900)	(6,400)	(305%)
Internet	94,500	105,200	(10%)
Telephony	88,600	107,000	(17%)
Total RGU Net Additions	157,200	205,800	(24%)

Penetration
Digital Cable as % of Total Video Subs(9)	32.0%	28.4%	360bp
Internet as % of Two-way Homes Passed(10)	17.4%	14.2%	320bp
Telephony as % of Two-way Homes Passed(10)	17.6%	14.5%	310bp

Customer relationships(13)
Customer Relationships(11)	6,988,700	6,942,100	*
RGUs per Customer Relationship	1.57	1.47	7%

Customer bundling
Single-Play	69.0%	74.7%	(570bp)
Double-Play	5.1%	3.3%	180bp
Triple-Play	25.9%	22.0%	390bp

ARPU(12)
Q3 Monthly ARPU per Customer Relationship	€19.02	€17.49	9%

* Less than 1%
For footnote disclosure, please refer to pages 8-9.

Subscriber Statistics and Commercial Development

At September 30, 2012, we served 7.0 million customers throughout our combined footprint in the German federal states of North Rhine-Westfalia and Hesse (collectively, the “Unitymedia” footprint) and Baden-Wuerttemberg (the “Kabel BW” footprint), and provided a total of 11.0 million services, consisting of 6.7 million video, 2.1 million internet and 2.1 million telephony subscriptions. Over the last twelve months, our RGU base has increased organically by 7% or 736,500, including 157,200 RGUs during Q3 2012. This growth has been propelled by our internet and telephony bundles. Triple-play (customers subscribing to all three services) penetration was 26% as of Q3 2012, up from 22% at Q3 2011. Our overall bundling penetration increased to 1.57 RGUs per customer relationship, with a monthly ARPU of €19.02 during Q3 2012.

At Q3 2012, our video subscriber base stood at 6.7 million RGUs, consisting of 2.1 million digital and 4.6 million analog cable subscribers. We experienced an increase in video losses during Q3 2012 of 25,900, as compared to losses of 6,400 in Q3 2011. This resulted from higher churn in our basic video segment due in part to a price increase that we implemented in September 2012 for our basic video offering in the SDU base within the Kabel BW footprint and certain legacy digital video subscribers within the Unitymedia footprint to match the €17.90 basic pricing throughout the rest of the SDU video base. In addition, the loss of a housing association contract during the third quarter also contributed to the video losses. In Q4 2012, we expect to experience further churn as a result of the impact of the September basic video price increase, particularly with respect to our annual payers. During Q4 and the next few years, we expect to be challenged to avoid further housing association contract losses, due largely to the special termination right we agreed to with respect to certain of our larger housing association contracts in connection with the LGI/KBW Transaction (as defined and described in note 1 on page 8).

As of January 1, 2013, Unitymedia will follow Kabel BW´s current practice to offer an unencrypted basic digital video signal and will then only count those subscribers as digital who pay a monthly recurring fee to subscribe to premium digital services that require a smartcard and/or a rented device, such as our HD DVR. As a result of delivering an unencrypted signal, basic video subscribers will no longer need a smartcard to watch our basic digital content when using a built-in digital cable tuner or capable set-top box. Digital video subscribers at Unitymedia interested in Sky´s premium content now also benefit from a one-stop shopping experience with one bill. Following our deal with Sky Deutschland in May 2012, we started to actively offer Sky´s premium content and now promote attractive bundles of Sky´s Bundesliga soccer package with our own HIGHLIGHTS or ALLSTARS premium packages.

Our total internet and telephony RGU base grew 24% and 23% year-on-year, respectively. During Q3 2012, consumer demand for our internet and telephony bundles remained strong. As a result, we added 94,500 internet and 88,600 telephony RGUs, respectively. The RGU growth in these segments was slightly impacted by triple-play subscribers churning as a result of the video price increase. The Q3 2012 internet and telephony net RGU additions represent declines versus last year´s Q3 internet and telephony performance, which reflected a record third quarter performance. However, our net RGU additions for internet and telephony improved by 16,100 and 2,200, respectively, for the nine months ended September 30, 2012, as compared to the corresponding prior year period.

On October 1, we rebranded “Kabel BW” and harmonized the look and feel of our “Unitymedia” and “Kabel BW” brands under the new bloom logo. At the same time, we changed the speed and pricing of our core double-play internet and telephony bundle at Kabel BW to mirror Unitymedia´s existing offering. We now offer 50 Mbps for €24.90 in the first twelve months, increasing to €32.90 in the following twelve months of the two year minimum contract. The “DSL switcher campaign,” which grants subscribers coming off a DSL contract a number of months of free service in exchange for a twelve month minimum commitment, remains a Unitymedia specific offering. During 2013, we plan to further synchronize the Unitymedia and Kabel BW product portfolio and pricing.

As of September 30, 2012, we passed 12.6 million homes in our three federal states and 96% of these homes were fully upgraded to the EuroDOCSIS 3.0 standard, which currently enables us to offer downstream broadband speeds of up to 150 Mbps. We believe we offer the German consumer a superior broadband internet product as measured by speed, as compared to what the consumer can receive through a DSL or VDSL connection. As a result, we are a key contributor to Germany´s digital agenda and broadband speed goals and, at the same time, consumers can benefit from powerful entertainment bundles over our broadband communication network.

Financial Results

Unitymedia KabelBW Preliminary Unaudited Selected Financial Results for the Three and Nine Months Ended September 30, 2012 and 2011 Based on EU-IFRS*

	Three months ended September 30,
	2012 Historical	2011 Pro forma	Change
	in millions

Revenue	€453.9	€413.0	10%

Adjusted EBITDA(14)	€272.1	€245.5	11%

CapEx(15)	€115.3	€102.7	12%

Key Financial Metrics
Adjusted EBITDA Margin(16)	59.9%	59.4%	50bp
CapEx as % of Revenue	25.4%	24.9%	50bp

	Nine months ended September 30,
	2012 Historical	2011 Pro forma	Change
	in millions

Revenue	€1,327.5	€1,205.9	10%

Adjusted EBITDA(14)	€783.0	€715.3	9%

CapEx(15)	€352.5	€302.0	17%

Key Financial Metrics
Adjusted EBITDA Margin(16)	59.0%	59.3%	(30bp)
CapEx as % of Revenue	26.6%	25.0%	160bp

_____________________________

*	International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

Revenue for the three and nine months ended September 30, 2012, increased by 10% to €453.9 million and €1,327.5 million, respectively, as compared to the prior year periods. This growth was largely driven by advanced service RGU volume, comprising our attractive broadband internet and telephony bundles as well as digital services such as HD or our HD DVR. This increase was partially offset by (a) decreases in telephony call volumes for customers on usage-based calling plans and (b) lower revenue from analog subscribers as a result of competition and a higher proportion of subscribers receiving discounted analog services through bulk agreements.

Adjusted EBITDA for the three and nine months ended September 30, 2012, as compared to the corresponding prior year periods, increased by 11% to €272.1 million and 9% to €783.0 million, respectively. This strong growth resulted from the net effect of the revenue drivers noted above, higher customer care and programming costs as a result of our strong RGU volume growth and higher marketing costs due to our rebranding and “Go-for-Growth” campaigns during 2012. We achieved an Adjusted EBITDA margin of 59.9% in Q3 2012 as compared to 59.4% in Q3 2011 and 59.1% during Q2 2012. The margin expansion from Q2 2012 to Q3 2012 was fueled in part by certain non-recurring accrual releases, lower integration costs and higher synergies.

CapEx for the three months ended September 30, 2012 was €115.3 million or 25.4% of revenue, as compared to €102.7 million or 24.9% of revenue for the three months ended September 30, 2011. CapEx for the nine months ended September 30, 2012 increased to €352.5 million and represented 26.6% of revenue. The increases in both periods were primarily related to higher spend for the purchase and installation of customer premises equipment and higher capitalized subscriber acquisition costs.

Capital Resources

The following table details the euro equivalent of our consolidated third-party financial debt as of September 30, 2012:

Description	Maturity date	Interest rate	Nominal value		Carrying value
			in millions

2009 UM Senior Notes	Dec. 1, 2019	9.625%	€665.0		€652.4
2009 UM Euro Senior Secured Notes	Dec. 1, 2017	8.125%	€1,430.0		€1,407.9
2009 UM Dollar Senior Secured Notes	Dec. 1, 2017	8.125%	€656.3	(17)	€646.7	(17)
Unitymedia KabelBW Senior Exchange Notes	March 15, 2021	9.500%	€618.0		€616.4
UM Euro Senior Secured Exchange Notes	March 15, 2019	7.500%	€735.1		€741.4
UM Dollar Senior Secured Exchange Notes	March 15, 2019	7.500%	€356.7	(17)	€362.9	(17)
2012 Unitymedia KabelBW Senior Secured Notes	Sept. 15, 2022	5.500%	€650.0		€650.0
New Unitymedia KabelBW Revolving Credit Facility	June 30, 2017	Euribor + 3.25%	€337.5		€—
Unitymedia KabelBW Revolving Credit Facility	June 30, 2017	Euribor + 2.50%	€80.0		€—
_____________________________
For footnote disclosure, please refer to pages 8-9.

As of September 30, 2012, cash and cash equivalents were €20.2 million and our finance lease obligations were €5.0 million, resulting in third-party net debt(18) (net carrying value of debt, including capitalized transaction costs and accrued interest, and cash and cash equivalents) of €5,082.6 million. During Q3 2012, we refinanced our floating rate notes with a new €650 million senior secured fixed-rate bond. The remaining proceeds were primarily used to fund advances to other Liberty Global subsidiaries and the partial repayment of our intercompany shareholder loan.

About Unitymedia KabelBW

Unitymedia KabelBW is the largest cable operator in the German federal states of North-Rhine Westfalia, Hesse and Baden-Wuerttemberg in terms of customers and is a wholly-owned subsidiary of Liberty Global. We market our services under two commercial brands, Unitymedia and KabelBW. We provide analog and digital cable television services as well as internet and telephony services to our 7.0 million customers who reside in our upgraded footprint. As of September 30, 2012, Unitymedia KabelBW served approximately 6.7 million video subscribers (including 2.1 million digital video subscribers), 2.1 million internet subscribers and 2.1 million telephony subscribers over a broadband communications network that passed approximately 12.6 million homes. More information on Unitymedia KabelBW can be found at www.umkbw.de.

About Liberty Global

Liberty Global is the leading international cable company, with operations in 13 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global's market-leading television, broadband internet and telephony services are provided through next-generation networks and innovative technology platforms that connect 20 million customers who subscribe to 34 million services as of September 30, 2012.

Liberty Global's consumer brands include UPC, Unitymedia, KabelBW, Telenet and VTR. Liberty Global´s operations also include Chellomedia, its content division, UPC Business, a commercial services division and Liberty Global Ventures, its investment fund. For more information, please visit www.lgi.com.

Disclaimer

This investor release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our ability to increase the penetration of our advanced services and our ARPU per customer through bundled product offerings and enhanced digital video functionality and content; the impact of our roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our expectations with respect to our video strategy and our video churn in Q4 and future periods; our insight and expectations regarding competitive and economic factors in our markets; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and Adjusted EBITDA and to control capital expenditures as measured by a percentage of revenue, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including Liberty Global's most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. The financial information contained herein is preliminary and subject to change. We presently expect to issue our September 30, 2012 unaudited condensed consolidated financial statements prior to the end of November 2012, at which time they will be posted to the investor relations section of the Unitymedia KabelBW website (www.umkbw.de) and the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading.

Our financial condition and results of operations will be included in Liberty Global's consolidated financial statements under generally accepted accounting principles (“GAAP”) in the United States (“U.S. GAAP”). We prepare our financial statements in accordance with EU-IFRS, and accordingly, the financial figures contained in this release are also prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations – Unitymedia KabelBW		Corporate Communications – Unitymedia KabelBW
Christian Fangmann	+49 221.37792.151	Katrin Köster	+49 221.37792.159

Investor Relations – Liberty Global
Christopher Noyes	+1 303.220.6693
Oskar Nooij	+1 303.220.4218

Unitymedia KabelBW Key Preliminary Unaudited Financial Overview and Reconciliation Based on EU-IFRS

	Three months ended September 30,
	2012 Historical	2011 Pro forma
	in millions

Revenue	€453.9	€413.0

Adjusted EBITDA(14)	272.1	245.5

Depreciation and amortization	(159.1)	(161.6)
Impairment, restructuring and other operating items, net	(11.3)	—
Stock-based compensation	(0.4)	(0.2)
Related-party fees and allocations(19)	(15.1)	(13.7)
Earnings before interest and taxes ("EBIT")	86.2	70.0

Net financial and other expense	(144.9)	(133.3)
Income tax benefit (expense)	8.1	(1.2)
Net loss	€(50.6)	€(64.5)

CapEx (15)	€115.3	€102.7

Adjusted EBITDA Margin(16)	59.9%	59.4%
CapEx as % of revenue	25.4%	24.9%

	Nine months ended September 30,
	2012 Historical	2011 Pro forma
	in millions

Revenue	€1,327.5	€1,205.9

Adjusted EBITDA(14)	783.0	715.3

Depreciation and amortization	(471.0)	(457.0)
Impairment, restructuring and other operating items, net	(13.8)	0.1
Stock-based compensation	(0.9)	(0.2)
Related-party fees and allocations(19)	(42.7)	(26.7)
EBIT	254.6	231.5

Net financial and other expense	(375.8)	(405.2)
Income tax benefit (expense)	27.8	(0.1)
Net loss	€(93.4)	€(173.8)

CapEx (15)	€352.5	€302.0

Adjusted EBITDA Margin(16)	59.0%	59.3%
CapEx as % of revenue	26.6%	25.0%

Footnotes

(1)
On December 15, 2011, an indirect subsidiary of Liberty Global acquired all of the outstanding shares of the then indirect parent company of KBW (the “LGI/KBW Transaction”). Previously, in March 2011, proceeds from senior and senior secured notes originally issued by a then parent and a then subsidiary of KBW were used to repay then existing debt (the "March 2011 KBW Refinancing”). In May 2012, Unitymedia KabelBW completed certain reorganization, debt exchange and debt redemption transactions, pursuant to which, among other items, UPC Germany Holdings GmbH (UPC Germany Holdings), a then indirect parent of KBW, became an indirect subsidiary of Unitymedia KabelBW (the “KBW Fold-In”). We have accounted for this common control transfer at carryover basis and the condensed consolidated financial statements of Unitymedia KabelBW have been retrospectively revised to give effect to this transaction for all periods in which Unitymedia and UPC Germany Holdings were under the common control of Liberty Global (i.e., all periods beginning after the December 15, 2011 completion of the LGI/KBW Transaction). In connection with the KBW Fold-in, we issued a subordinated note payable in the principal amount of €1,230 million to our parent as consideration for all of the outstanding shares of UPC Germany Holdings that were transferred to our company. No interest on this subordinated note is reflected in our 2012 historical or 2011 pro forma results prior to the May 2012 issuance date. The unaudited pro forma consolidated operating results for the three and nine months ended September 30, 2011 give effect to (i) the LGI/KBW Transaction and (ii) the March 2011 KBW Refinancing, as if they had been completed as of January 1, 2011. These pro forma amounts are not necessarily indicative of the operating results that would have occurred if these transactions had occurred on such date. The pro forma adjustments are based on certain assumptions that we believe are reasonable.

(2)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(3)
Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

(4)
Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. We do not include subscriptions to mobile services in our externally reported RGU counts.  In this regard, our September 30, 2012 RGU count excludes 132,600 postpaid subscriber identification module ("SIM") cards in service.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber count also includes subscribers who may use a purchased set-top box or other non-verifiable means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber“). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in our KabelBW footprint. Effective January 1, 2013, our basic digital cable channels will also be unencrypted in our Unitymedia footprint.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in our Digital Cable Subscriber count.

(7)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. At Unitymedia, we offer a 128Kbps wholesale internet service to housing associations on a bulk basis. As of September 30, 2012, our Internet Subscribers include approximately 6,500 subscribers within such housing associations who have requested and received a modem that enables the receipt of this 128Kbps wholesale internet service.

(8)	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony subscribers exclude mobile telephony subscribers.

(9)	Digital cable penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

(10)	Internet and telephony penetration is calculated by dividing the number of internet and telephony RGUs by the number of two-way homes passed.

(11)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual will count as two Customer Relationships. We exclude mobile only customers from Customer Relationships.

(12)
ARPU per Customer Relationship refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from interconnection, installation, late fees and carriage) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(13)
Our business-to-business (“B2B”) revenue primarily is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet and telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we began including the SOHO subscribers in our RGU and Customer Relationship counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

(14)
Adjusted EBITDA is the primary measure used by our management to evaluate the company's performance. Adjusted EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes, depreciation and amortization. As we use the term, Adjusted EBITDA is defined as EBITDA before stock-based compensation, impairment, restructuring and other operating items and related-party fees and allocations, net. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS measures of income or cash flows. A reconciliation of Adjusted EBITDA to net loss is presented on page 7.

(15)	CapEx consists of expenditures for property, plant and equipment and intangibles (except for customer relationships) as reported in our EU-IFRS cash flow statement.

(16)	We define Adjusted EBITDA Margin to mean Adjusted EBITDA as a percentage of revenue.

(17)	Based on a USD/EUR exchange rate of 1.2876 as of September 30, 2012.

(18)
Net debt represents the carrying value of total third-party debt and financial lease obligations less cash and cash equivalents. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(19)	Represents charges from parent for general support and administration services rendered.